Exhibit 23.5

Consent of Qualified Person

Independent Mining Consultants, Inc. (“IMC”), in connection with the Registration Statement on Form F-3 of ioneer Ltd (as amended or supplemented, and including any documents incorporated by reference therein, the “Form F-3”), consents to:

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the filing and use of the technical report summary titled “Technical Report Summary of the Rhyolite Ridge Lithium-Boron Project” (as amended or supplemented, the “Technical Report Summary”), as an exhibit to the Form F-3 (incorporated by reference to Exhibit 15.11 to the transition report on Form 20-F of ioneer Ltd for the six-month period ended December 31, 2025);

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the use of and references to IMC’s name, including IMC’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form F-3 and the Technical Report Summary; and

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any extracts from, or summaries of, the Technical Report Summary in the Form F-3 and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by IMC, that IMC supervised the preparation of and/or that was reviewed and approved by IMC, that is included or incorporated by reference in the Form F-3.

IMC certifies that it has read the Form F-3 and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.

Date: July 20, 2026

By: /s/ Herbert Welhener

Name: Herbert Welhener

Title:
Vice President of Independent Mining Consultants, Inc.